EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT APPLICABLE TO EDC CONTRACTS

In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America (“Equitable”) and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is an annuity contract issued as a funding vehicle for a plan under Section 457(b) of Code (an “EDC Contract”). The provisions of this Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

This Endorsement is effective immediately.

PART I - DEFINITIONS

The following language is added at the end of the existing Section:

SECTION 1.02 ANNUITY ACCOUNT VALUE

If a loan is outstanding, Annuity Account Value means the sum of the amounts in the Investment Options, plus any outstanding loan amount.

The following language replaces the existing language in the Section:

SECTION 1.05 CASH VALUE

“Cash Value” means an amount equal to the Annuity Account Value less (i) any charges that apply as described in Part VIII and shown on the Data Pages and (ii) the amount of the entire unpaid balance of any loan.

The following language is added at the end of the existing Section:

SECTION 1.07 -CONTRACT

The Contract is an “EDC Contract” intended to qualify as an annuity contract that meets the requirements of Section 457(b) of the Code and is intended to be purchased in connection with an Employer’s plan under Section 457(b) of the Code.

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The following language replaces the existing language in the Section:

SECTION 1.12 -CONTRIBUTION

“Contribution” means a payment made to us for the Contract purchased under the Plan for an Annuitant who is a participant under the Plan.

The following Section is added:

SECTION 1.12A -ELIGIBLE DESIGNATED BENEFICIARY

The term “Eligible Designated Beneficiary” means, with respect to an Annuitant, any Beneficiary who is one of the following:

i.	the surviving spouse of the Annuitant,

ii.	a child of the Annuitant who has not reached majority (within the meaning of Section 401(a)(9)(F) of the Code,

iii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iii.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

v.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Annuitant.

Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Annuitant.

Subject to Code section 401(a)(9)(F), an individual described in paragraph (ii) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Annuitant’s interest shall be distributed within ten years after such date.

SECTION 1.13 -EMPLOYER

“Employer” means one of the following types of entities which is eligible to adopt, has adopted, and maintains a Plan: (i) a State, a political subdivision of a State, or an agency or instrumentality of a State or political subdivision of a State (“Governmental Employer”) or (ii) any other organization (other than a governmental unit) exempt from tax under the Code (“Tax Exempt Employer”).

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The following Section is added:

SECTION 1.14B -GOVERNMENTAL EMPLOYER PLAN

“Governmental Employer Plan” means a Plan established and maintained by a Governmental Employer and is described in Section 457(g) of the Code.

The following language replaces the existing language in the Section:

SECTION 1.17 -OWNER

The Owner of the Contract is the person named in our records as designated in the application or in the transfer of ownership form, if so transferred subsequent to the issuance of the Contract. In the case of a Governmental Employer Plan, the Owner may be the trustee of a trust holding assets of the Plan. If the Owner of the Contract is the Plan Trust and by terms of the Trust Agreement, the Employer has the rights, duties and/or responsibilities in the Contract, “you” and “your” mean the Employer. In the case of a Governmental Employer Plan, the Owner may alternatively be the Employer deemed as trustee of the Plan pursuant to Section 401(f) of the Code. If the Owner of the Contract is subsequently changed to the Annuitant, if and as permitted by applicable law and the terms of the Plan, the Contract may not be transferred or assigned to any other person in whole or in part. Subject to our approval, the Owner may designate another person to exercise rights under the Contract.

The following language replaces the existing language in the Section:

SECTION 1.18 -PLAN

“Plan” refers to an “Eligible Deferred Compensation Plan” meeting the requirements of Section 457(b) of the Code which is established and maintained by an Employer for the benefit of individuals performing services for the Employer and their beneficiaries. There are two types of Plans: “Governmental Employer Plans” and “Tax Exempt Employer Plans.”

The following Section is added:

SECTION 1.18A PLAN TRUST

“Plan Trust” means a trust, if any, adopted by the Employer for the Plan, to hold the Contract for the exclusive benefit of Plan participants and their beneficiaries in accordance with the provisions of the Plan.

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The following Section is added:

SECTION 1.22A -REQUIRED MINIMUM DISTRIBUTION PAYMENTS

“Required Minimum Distribution Payments” means the payments from or with respect to the Contract that are required by Sections 457(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules.”

The following Section is added:

SECTION 1.23A -TAX-EXEMPT EMPLOYER PLAN.

“Tax Exempt Employer Plan” means a Plan established and maintained by a Tax-Exempt Employer which has adopted and maintains a Plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

The following Section is added:

SECTION 1.23B -TRUST AGREEMENT

“Trust Agreement” means an agreement evidencing the Plan Trust, if applicable.

PART III – CONTRIBUTIONS AND ALLOCATIONS

The following language is added at the end of the existing Section:

Contributions remitted to the Contract must use the allocation method approved by us that shows the source and the amount of each type of Contribution for each Annuitant.

a) Provisions applicable to Contracts funding both Governmental and Tax-Exempt Employer Plans.

Two types of Contributions may be made to the Contract, if and as permitted by the Plan. Contributions determined by reference to the Plan participant’s compensation and contributions of funds directly transferred from another Plan of the same type or other funds invested under the Employer’s Plan.

Contributions to the Contract determined by reference to compensation are limited to the maximum amount that may be contributed for an Annuitant for any taxable year under Section 457 of the Code.

If we determine that any Contributions would cause the Contract not to qualify under Section 457 of the Code, we reserve the right to refuse to accept any such Contributions.

b) Additional provisions applicable to Contracts funding Governmental Employer Plans

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The Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, makes Contributions with respect to compensation from time to time pursuant to the terms of the Plan. We will also accept any other type of contribution to this Contract permitted under the Code to which we and the Employer agree.

If permitted by the Plan and as reported to us by the Employer, or the Employer’s Designee, where applicable, Contributions to the Contract determined by reference to compensation may be made as “designated Roth contributions” under Section 402A of the Code. Also if permitted by the Plan, and subject to our documentation requirements and procedures, we will accept (a) direct transfers of designated Roth contribution funds from another funding vehicle under the Plan or another governmental employer plan and (b) direct rollovers of designated Roth contribution funds from an applicable retirement plan described in Section 402A(e)(1) of the Code, which may be either a governmental employer Section 457(b) plan, a 401(k) plan, or a 403(b) plan.

If Contributions to the Contract determined by reference to compensation are made as designated Roth contributions as described above, we will maintain for the Annuitant a designated Roth Contribution Account for such Contributions. Income, gains, losses, and any other amounts credited or charged under the Contract will be separately allocated to this designated Roth Contribution Account on a reasonable and consistent basis. If, in addition to making designated Roth Contributions to the Contract determined by reference to compensation, the Plan permits direct rollover Contributions to the Contract of designated Roth contribution funds from another applicable retirement plan as described above, we will maintain for the Annuitant a second designated Roth direct rollover Contribution Account for such Contributions. Income, gains, losses, and any other amounts credited or charged under the Contract will be separately allocated to the designated Roth direct rollover Contribution Account.

The separate accounting requirement will apply from the time any designated Roth Contribution is made and ends only when all amounts in designated Roth Contribution Accounts are completely distributed in accordance with the terms of the Contract.

If permitted by the Plan, and as reported to us by the Employer, or the Employer’s Designee, where applicable, the Annuitant may elect the source of a transaction: That is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and Contract will be made from a designated Roth Contribution Account or from other accounts maintained for the Annuitant under this Contract.

SECTION 3.02 LIMITS ON CONTRIBUTIONS

General. We indicate in this Section and the Data Pages any limits on the type, source or amount of Contributions we will accept.

The Employer makes Contributions from time to time pursuant to the terms of the Plan. The Annuitant may allocate Contributions to, or transfer among the Investment Options available under the Contract, unless otherwise indicated to us by the Owner.

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications. If we determine that an applicable tax charge described in the Section, “Charge for Taxes,” applies to Contributions, we reserve the right to reduce Contributions by the amount of any such applicable tax charge before Contributions are allocated among the Investment Options under the Contract.

Rollover Contributions may not be made to this Contract unless permitted by the terms of the Plan, and the Employer, Employer’s Designee or Owner documents approval in a manner acceptable to us. A “rollover contribution” is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 457(b)(8), 457(b)(10), 408(d)(3) and 457(e)(16).

PART V - WITHDRAWALS AND TERMINATION

The following language replaces the existing language in the Section:

SECTION 5.02 -CONTRACT TERMINATION

Subject to any restrictions under the terms of the Plan, the Employer or Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect by written notice to terminate this Contract. We will pay the Cash Value to the Employer or as applicable, the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value. Where the Owner is the Annuitant, the advance written approval of the Employer or the Plan Trustee may be required to make payment to the Annuitant or other payee. We will determine the Cash Value of the Contract as of the Transaction Date.

If the Contract is terminated, surrendered or exchanged prior to the Contract Maturity Date, we reserve the right to deduct a charge for taxes, if one would apply, as described in the Charge for Taxes section of the Contract.

We will pay the Cash Value directly to the Employer or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value, unless such Employer or Plan Trust, as applicable, gives us written notice at the time of termination that it requests us to make payment to the Annuitant or other person, and that such payment is permissible under the Plan.

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If permitted by the Plan, the recipient plan and the Code, you or your Designee may request us to directly transfer amounts from the Contract to another 457(b) funding vehicle of the same type. In the case of both types of Plans, this request may be made for Contract exchange under the same Plan, or a plan-to-plan direct transfer. In the case of a Governmental Employer Plan only, a request may also be made for a direct transfer to purchase permissive service credits. We will not process transfers until we receive the documentation we require.

Withdrawal Charges or transaction charges described in the Section, “Charges for Partial Withdrawals” will be imposed on transfers.

The following Section is added:

SECTION 5.03 -RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND OTHER PAYMENTS

No amount may be withdrawn, distributed or paid from the Contract unless and until permitted under the Plan and the Code. We will not process withdrawals or other transactions unless we receive contemporaneous documentation acceptable to us that such transaction is permitted under the Plan.

a)

Tax Exempt Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be made available to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 70 1⁄2 , (ii) when the Plan participant has a severance from employment with the Employer, (iii) if permitted by the Plan, when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations), (iv) when permissible distributions must be made pursuant to a qualified domestic relations order or (v) in the case of Plan termination.

b)

Governmental Employer Plans: Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 59 1⁄2 , (ii) when the Plan participant has a severance from employment with the Employer, (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations), (iv) when permissible distributions must be made pursuant to a qualified domestic relations order or (v) in the case of Plan termination.

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The following Section is added:

SECTION 5.04 -DIRECT ROLLOVER OPTION - GOVERNMENTAL EMPLOYER PLANS ONLY

The Annuitant may elect to have all or any portion of the Cash Value paid directly to another “eligible retirement plan” in a “direct rollover transaction” as these terms are defined in Sections 457(b), 402(c) and 401(a)(31) of the Code. A surviving spouse beneficiary described in the “Beneficiary” Section of the Contract may also elect a direct rollover of the Death Benefit described in the “Payment Upon Death” Section of the Contract.

In order to elect this option all of the following requirements must be met:

(a)	The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Annuitant (or for the benefit of the Annuitant’s surviving spouse).

(b)	The distribution must not include any after-tax contributions under the Contract except as otherwise permitted under the Code.

(c)

The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See the Section “Required Minimum Distribution Rules”, below). We reserve the right to determine the amount of the Required Minimum Distribution. If the Annuitant elected a payment option under Part VII of the Contract, “Annuity Benefits and Required Minimum Distributions”, which is either a life contingent annuity or pays substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(d)	The direct rollover option is not available for distribution due to an unforeseeable emergency, except as otherwise permitted under the Code.

Unless prohibited by the Plan, non-spousal death beneficiaries may directly roll over death benefits to a new inherited individual retirement arrangement as provided in the Code.

For purposes of Sections 457(d) and 401(a)(31) of the Code, amounts from a designated Roth Contribution Account may be directly rolled over only to another plan maintaining a designated Roth contribution account or to a Roth IRA.

If the Plan permits we will directly roll over the distribution from a contract terminated, due to a small account value, to an individual retirement plan designated by the Employer or the Employer’s Designee, if the balance is more than $1,000 and the Annuitant does not elect to either (i) receive the distribution, or (ii) specifies an eligible retirement plan to receive the distribution in a direct rollover.

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The following Section is added:

SECTION 5.05 - LOANS GOVERNMENTAL PLANS ONLY

General:

If and as permitted by the Plan and prior to the Contract Maturity Date, the Annuitant may request a loan under the Contract by completing a Loan Request Form. The loan is subject to the terms of the Plan and the Code. Future restrictions in the Code may require changes in the terms and availability of loans. The general loan rules set forth below and in Section 72(p) of the Code may be modified as authorized by legislation or guidance.

A loan is effective on the date we specify, after we receive the properly completed, signed and in good order Loan Request Form and the Loan Request Form is approved at our Processing Office. The Loan Request Form together with the loan confirmation notice, will be the loan agreement and will contain all the terms of the loan which apply, including the amount of the loan, interest rate and the repayment due dates.

An Annuitant may have up to [nine] loans at one time. If the Employer’s Plan limits a lesser number of loan outstanding at one time, we will limit the number of outstanding loans provided under the Employer’s Plan.

Loan Amount:

In calculating the loan amount:

(i)	The Annuity Account Value is as of the Loan Effective Date.

(ii)	The loan amount requested cannot exceed the maximum loan amount permitted under the Employer’s Plan and Section 72(p) of the Code.

The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than $500. A minimum Annuity Account Value of $1,000 is required to request a loan.

The maximum loan amount is limited to the maximum amount aggregated for all plan loans which the Annuitant has outstanding under the Employer’s Plan. The calculation includes all the tax-qualified plans of the Employer and all of the funding vehicles under the Employer’s Plan, as required by Section 72(p) of the Code.

The maximum loan amount permitted under the Code may not be more than the lesser of (A) or (B) below:

(A) $50,000, less the highest outstanding balance of loans under the Employer’s Plan and any other tax-qualified plan that the Annuitant has with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under the Employer’s Plan and any other tax-qualified plan that the Annuitant has with the Employer on the Loan Effective Date.

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(B) The greater of (i) one half the present value of the nonforfeitable accrued benefit under the Employer’s Plan and any other tax-qualified plan of the Employer or (ii) $10,000.

Loan Balance

On the loan effective date, we will establish a loan balance equal to the sum of the loan amount. No Withdrawal Charges apply.

Loan Term:

The maximum loan term is five years. However, if you state on the Loan Request Form that the purpose of the loan is to purchase a principal residence the maximum loan term is thirty years. In no event may the loan term extend beyond the Contract Maturity Date.

Loan Interest Rate:

The loan interest rate is subject to the terms of the Employer’s Plan.

(i)

Unless the Employer or Employer’s Designee has selected another interest rate as required under the Plan, we will set the annual rate at which interest on a loan will accrue daily (the “loan interest rate”). The rate will be based on the prime rate plus 1%. Such rate will be not greater than any maximum rate required under any current applicable state or Federal law.

Loan Charge:

A loan set-up charge of $25 will be deducted from the Annuity Account Value at the time the withdrawal to effect the loan is processed.

On the last Friday of each calendar quarter, we will deduct from the Annuity Account Value a loan recordkeeping charge of $6.25 for each active loan. If that Friday is a holiday, then the charge will be deducted on the last Business Day preceding that Friday.

These charges will be deducted on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value, then the required amount remaining will be deducted from the account for Special Dollar Cost Averaging.

Loan Repayments:

A.	Repayment schedule and repayment amount

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made at least quarterly, unless otherwise required or permitted by law. The loan repayment amount is determined by applying the interest rate to the loan principal and taking into account the loan term.

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The loan repayments may be made through payroll deductions or directly, as permitted by the Employer’s Plan.

The loan may be repaid in full at any time, including interest due.

B.	Acceleration of repayment, suspension or extension of repayment

Repayment of a loan will be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of any of the following events:

(i)	Termination of the Employer’s Plan;

(ii)	The date the Contract terminates;

(iii)	The Annuitant’s separation from service whether before or at retirement; subject to the terms of the Plan

(iv)	The election and commencement of Annuity Benefits;

(v)	The Annuitant’s death; and

(vi)	Any date we determine that the Code requires acceleration of the loan payment so that the Federal income status of the Contract is not adversely affected.

We will suspend repayment of a loan or extend repayment of a loan for a specified period where required by the Code. Before we can do so we must first receive appropriate documentation, including any required approval from the Employer or the Employer’s Designee, that repayment of the loan is eligible to be suspended or extended for a specified period of time by reason of the Annuitant’s leave of absence from employment with the Employer, military service, or any other reason required under the Code.

C.	Allocation of loan repayments

Loan repayments (principal and interest) will be allocated in accordance with the Contribution allocation instructions on file on the date a loan repayment is received. A loan repayment will be applied as of the date it is received by our Processing Office. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal.

Loan Defaults:

By each repayment due date, if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, by the last day of the calendar quarter following the calendar quarter of the repayment due date, we will treat the loan as being in default. When a loan is in default, we will treat the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

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We will deduct any Withdrawal Charges that may apply on the loan default and any required tax withholding.

We will not treat a loan as defaulted if we receive appropriate documentation, including any required approval from the Employer or the Employer’s Designee, that repayment of the loan may be suspended or extended for a specified period of time by reason of the Annuitant’s leave of absence from employment with the Employer, military service, or any other reason required under the Code.

Changes:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any laws that apply to the Contract.

PART VI – PAYMENT UPON DEATH

The following language replaces the existing language in the Section:

SECTION 6.01 -BENEFICIARY

The Owner gives us the name of the Beneficiary who is to receive the Death Benefit on the Annuitant’s death. Except in the case of a Tax-Exempt Employer Plan Contract, the Beneficiary may be changed while the Annuitant is alive. Any such change must be made in writing in a form we accept. A change will take effect as of the date the written change is executed, whether or not the Annuitant is living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

One or more persons may be named to be primary Beneficiary and one or more other persons may be named to be successor Beneficiary if the primary Beneficiary dies before the Annuitant. Unless we are directed otherwise, if two or more persons are named as Beneficiary, the Beneficiary will be the named person or persons who survive the Annuitant and payments will be made to such persons in equal shares or to the survivor.

Unless specifically elected in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 or any successor Regulation.

Any part of a Death Benefit for which there is no named Beneficiary living at the Annuitant’s death will be payable in a single sum to the Annuitant’s surviving spouse, if any; if there is no surviving spouse, then to the surviving children in equal shares; if there are no surviving children, then to the Annuitant’s estate.

If the Plan under which the Contract is purchased is maintained by a Tax-Exempt Employer, the Employer is the Owner of and Beneficiary under the Contract. Upon the Annuitant’s death such Beneficiary may, by written request to our Processing Office, at any time up to and including

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provision of due proof of such death, change the Beneficiary designation for the Death Benefit to the “Substituted Beneficiary”. “Substituted Beneficiary” is the Beneficiary designated under the Plan by the Annuitant to receive Death Benefits payable under the Plan.

The following paragraph is added at the end of the Section g language in the Section:

SECTION 6.02 -PAYMENT UPON DEATH

Payment upon death is subject to the “Required Minimum Distribution Rules” of Sections 457(b) and 401(a)(9) of the Code, described in the Section “Required Minimum Distribution Rules”.

The following language replaces the existing language in the Section:

SECTION 6.03 -MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary including any Substituted Beneficiary under a Tax Exempt Employer Plan in a single sum unless the Beneficiary elects a different form of Death Benefit payout that we offer at the time the Death Benefit is payable.

The Death Benefit described in this Section will not be paid at the Annuitant’s death before the Contract Maturity Date if the coverage under the Contract is continued under the “Beneficiary Continuation Option” described below

Your death may terminate an optional benefit described in a Rider to this EDC Contract

The following Section is added:

SECTION 6.04 -BENEFICIARY CONTINUATION OPTION - GOVERNMENTAL EMPLOYER PLANS ONLY

Except as otherwise provided herein, this Section will apply only if the Annuitant dies before the Contract Maturity Date and before Annuity Benefits have commenced, and a Death Benefit is payable. The Beneficiary named in the Contract must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the Section “Payment Upon Death” is payable to the Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a “see-through trust”. A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine.

A trust with only individual beneficiaries may continue the Contract after the Annuitant’s death if:

1.	the trust is the only Beneficiary under the Contract;

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2.	all the beneficiaries of the trust are individuals; and

3.	the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and

4.	the trust provides us the documentation that we require within the time period we require.

Subject to our approval, if such a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 or any successor Regulation, is the Beneficiary named pursuant to the “Beneficiary” Section of the Contract, the “see-through trust” may elect to continue the Contract.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (and any other interest under the Contract described in the Section, “Required Minimum Distribution Rules”) will be apportioned among the Beneficiaries designated pursuant to the “Beneficiary” Section of the Contract.

If the Beneficiary qualifies to continue the Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of the Annuitant’s death and before any contrary election is made, that Beneficiary may continue the Annuitant’s Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the Section “Payment Upon Death”.

The terms of the Beneficiary Continuation Option are as follows:

a.	the Contract cannot be assigned and must continue to be held for the benefit of the Continuation Beneficiary after the Annuitant’s death.

b.

as of the date we receive satisfactory proof of the Annuitant’s death and all written documentation necessary to make a claim under the Contract, we will compare the Annuity Account Value and the guaranteed minimum death benefit as of this date (the reset date, if applicable). If the Annuity Account Value is less than the guaranteed minimum death benefit, we will reset the Annuity Account Value to equal such death benefit. The Guaranteed Minimum Death Benefit is the sum of all your Contributions less the amount of any outstanding loan and adjusted for any withdrawals.

If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any Beneficiary subsequently electing a death benefit will receive the applicable payment amount.

The Death Benefit provision ends after the Beneficiary Continuation Option is elected.

c.	the Continuation Beneficiary will automatically become the Annuitant with respect to that Continuation Beneficiary’s portion of the Annuity Account Value and any other interest under the Contract.

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d.	the Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary’s share of the interest in the Contract.

e.	the Continuation Beneficiary cannot make any additional Contributions to the Contract.

f.	distributions to the Continuation Beneficiary will be made in accordance with “Required Minimum Distribution Rules-Payments After Death” described in Section 7.08.

g.

the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary’s election to continue the Contract are not subject to a Withdrawal Charge.

h.

upon a Continuation Beneficiary’s death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary subject to the Section, “Required Minimum Distribution Rules-Payments After Death”.

PART VII - ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS

Annuity Benefits are also subject to the restrictions described above in the Section, “Restrictions on Withdrawals, Distributions and Other Payments”.

References to “you” in this Part refer to the Owner. If the Owner and Employer report to us that the Annuitant has election rights under this Part “you” refers to the Annuitant.

The following Section is added:

SECTION 7.08 -REQUIRED MINIMUM DISTRIBUTION RULES

The Contract is subject to the “Required Minimum Distribution” rules of Sections 457(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any payment, benefit, or distribution options available to you under the Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distribution payments to be made during the Annuitant’s lifetime. Subsection B below describes the Required Minimum Distribution payments to be made after the Annuitant’s death, if the Annuitant dies before the entire interest in the Contract is distributed.

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For purposes of this Section, the term “Designated Beneficiary” means any individual designated as your beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from the Contract, all as subject to these rules.

A.	REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS DURING LIFE

Except as otherwise noted in this Subsection A, the Annuitant’s entire interest in the Contract will be distributed, or begin to be distributed, no later than the Annuitant’s Required Beginning Date, unless a later date is authorized under the Code or applicable Treasury Regulations. For purposes of this Subsection A the Annuitant’s Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year the Annuitant reaches age 72 or (b) the calendar year the Annuitant retires from employment with the Employer. The term “Required Beginning Date” will be interpreted consistently with Code Section 401(a)(9)(C) and applicable Treasury Regulations.

The Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over the Annuitant’s life, or the lives of the Annuitant and the Annuitant’s named beneficiary, or a period certain not extending beyond the Annuitant’s life expectancy, or the joint and last survivor expectancy of the Annuitant and the Annuitant’s named beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including “incidental death benefit” rules described in the Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, if applicable.

The entire interest may be distributed, as the Annuitant may elect under one of the following methods or any other method we may make available at such time that meets the requirements under Section 401(a)(9) of the Code and the Treasury Regulations thereunder:

(i)	lump sum payment; or

(ii)	payments over the Annuitant’s life; or

(iii)	payments over period certain not extending beyond the Annuitant’s life expectancy.

Manner of Payment

The Required Minimum Distribution rules may be satisfied by applying any portion of the entire interest under the Contract to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after the Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

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These “lifetime” Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of the entire interest in the Contract must be made as required under Treasury Regulation Section 1.401(a)(9)-5 or any successor Regulation.:

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Contract on an irrevocable basis, the entire interest under the Contract as of any valuation date includes the dollar amount credited under the Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Contract.

B.	REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS AFTER DEATH

(a)	If the Annuitant dies before the distribution of the entire interest and the beneficiary is a Designated Beneficiary.

(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest will be distributed as permitted by us and applicable federal tax law within ten years after the Annuitant’s death.

(2)

Except for Eligible Designated Beneficiaries: If any portion of the interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law -

(I)

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of the Annuitant’s death (or the end of the calendar year in which the Annuitant would have attained age 72 (or such other age provided under the Code or applicable Treasury Regulations), if later, and the sole designated beneficiary is the Annuitant’s surviving spouse), or

(II)	within in ten years after the Annuitant’s death.

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of the Annuitant’s interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any beneficiary of such Eligible Designated Beneficiary and, unless

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otherwise provided under applicable federal tax law, the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is the Annuitant’s surviving spouse and the Annuitant’s surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were the Annuitant.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4) Rules upon death of a Designated Beneficiary who is not an Eligible Designated Beneficiary: If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of the Annuitant’s interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion shall be distributed within the original 10-year period that commenced with the Annuitant’s death.

(b)

If the Annuitant dies before the distribution of the Annuitant’s entire interest under the Contract and the beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining interest will be distributed as follows:

(1) If the Annuitant dies on or after the Required Beginning Date (or dies on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in the form of annuity payments in accordance with Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation), the remaining interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of the Annuitant’s death.

(2) If the Annuitant dies prior to the Required Beginning Date (and prior to the date annuity payments commence), the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant’s death.

(c) Unless otherwise provided by the Code and applicable Treasury Regulations, life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation or any successor table promulgated under Treasury Regulations and introduced by us. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, where applicable, remaining life expectancy for a calendar year is the number in

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the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of the Annuitant’s death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

PART IX - GENERAL PROVISIONS

The following language replaces the existing language in the Section:

SECTION 9.02 -STATUTORY COMPLIANCE

We have the right to change the Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right includes, but is not limited to, the right to conform the terms of the Contract to reflect requirements of the Code, Treasury Regulations, published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws, so that the Contract will continue to be a funding vehicle for a 457(b) Plan.

The benefits and values available under the Contract will not be less than the minimum benefits required by any state law that applies.

The following language is added at the end of the existing Section:

SECTION 9.06 -PAYMENTS

If the Plan permits and the Employer, Employer’s Designee or the Owner, provide us written instructions to do so in advance of payment, we will make payment of the Annuity Benefits or other amounts directly to the Annuitant, Substituted Beneficiary or other payee designated by the Annuitant.

The following Section is added:

SECTION 9.10 NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CONTRACT

If we are informed in documentation acceptable to us that the Plan fails to qualify or no longer qualifies as a 457(b) plan, or that the Contract fails to qualify or no longer qualifies in whole or in part as a 457(b) plan funding vehicle, we will have the right to terminate the Contract. We may do so, upon receipt of notice of such fact, before the Contract Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any applicable taxes payable by you which would not have been payable with respect to an annuity contract which meets the terms of Section 457(b) of the Code.

However, we may also, at the Owner’s request, transfer or roll over the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

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The following Section is added:

SECTION 9.11 OWNERSHIP RIGHT OF EMPLOYER

Tax Exempt Employer Plans: In accordance with Sections 457(b)(6) and 457 (g) of the Code, until amounts under this Contract are distributed or made available to the Annuitant or the Annuitant’s Beneficiary in accordance with the terms of the Contract and the terms of the Plan, the Contract remains solely the property of the Employer (subject only to claims of the Employer’s general creditors).

Governmental Employer Plans: If the Plan under which the Contract is purchased is maintained by Government Employer, the following two sentences apply:

1.

The Owner of the Contract (the Plan Trust or the Employer) holds it in trust for the exclusive benefit of the Plan participants and the participants’ Beneficiaries under the Plan, and it is not subject to the claims of the Employer’s general creditors.

2.

It is impossible, prior to the satisfaction of all liabilities with respect to the Plan participants and the participants’ Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Plan participant and the participant’s Beneficiaries under the Plan.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

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